UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

Clone Algo Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54083	27-3183663
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3225 McLeod Drive, Las Vegas, NV 89121

(Address of principal executive office)

702-563-1600

(Registrant's telephone number, including area code)

n/a

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in our 8-K report dated March 19, 2014, Clone Algo Inc. (the “Company”) owns 65% of Clone Algo Pte Ltd (the “Singapore Subsidiary”).  Niraj Goel, the Company’s then sole officer and director and now the Company’s non-Executive Chairman of the Board of Directors, owns 35% of the Singapore Subsidiary. On March 10, 2014, Algo Markets Limited (“Algo Markets”), a wholly-owned subsidiary of the Singapore Subsidiary, entered into an intellectual property purchase agreement (the “IP Purchase Agreement”) between Algo Markets and Dragon Malaysia Limited (the “IP Seller”), pursuant to which the IP Seller sold to Algo Markets: (i) all of the IP Seller’s right, title and interest in the trademark “CLONE ALGO” and the domain name CloneAlgo.com; (ii) the Clone Algo mobile application software; and (iii) 18 servers containing related programs.  Algo Markets paid $8 million to the IP Seller by April 30, 2014 and was scheduled to pay $120 million in sixty (60) equal monthly installments starting in May 2014 for a total purchase price of $128 million.

This IP Purchase Agreement has been amended effective December 19, 2014, whereby the Company will issue common stock in the amount of ten million (10,000,000) shares, with each share having a cost basis of $8 per share, for a total amount of $80 million, to satisfy part of Algo Markets’ payment obligation under the IP Agreement. Prior to this issuance, Algo Markets had paid approximately $22 million to date.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits:  The following exhibits are filed as part of this report:

Exhibit No.	Description

Exhibit 10.1	Intellectual Property Purchase Agreement Amendment, by and between Algo Markets Limited and Dragon Malaysia Limited, dated as of December 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLONE ALGO INC.

Date: December 19, 2014	By:	/s/ Nitin Damodaran
Nitin Damodaran
Chief Executive Officer

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